Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, September 24, 2004
12 P.M. CDT

BELO ELECTS NEW DIRECTOR

     DALLAS — Belo Corp. (NYSE: BLC) announced today that its Board of Directors has elected M. Anne Szostak a director of the Company effective October 1, 2004. Her election increases the size of the Board to 14 directors.

     Szostak, 54, of Providence, Rhode Island, retired in June 2004 after a distinguished 31-year career with FleetBoston Financial, the seventh-largest bank in the United States. From February 1998 until her retirement, she served as the company’s executive vice president and corporate director of human resources and diversity. In this role, she directed a staff supporting 50,000 employees and managed a $3.9 billion salary and benefits budget. Szostak also served on Fleet’s Executive Management Committee and, from 2001 to 2003, as chair and chief executive officer of Fleet Bank-Rhode Island.

     “Under Anne’s leadership, Fleet has been widely recognized for its commitment to employees, talent development, and a diverse workforce,” said J. McDonald Williams, Belo’s Lead Director and chairman of the Board’s Executive Committee. “Belo shares this commitment and we will benefit from Anne’s insights in this and all areas of Belo’s business.”

     As a Class I director, Szostak’s term will expire at Belo’s Annual Meeting of Shareholders on May 10, 2005, when she will be eligible for reelection by shareholders. Stephen Hamblett, former chairman, publisher and chief executive officer of The Providence Journal Company, will retire from the Belo Board at that meeting.

     Szostak is a governor and chair-elect of the Boys & Girls Clubs of America; a trustee of Women & Infants Hospital and the Institute for Contemporary Art in Providence, Rhode Island; a member of the Rhode Island Board of Governors for Higher Education; and has served on the President’s Glass Ceiling Commission. She is trustee emeritus of Colby College in Waterville, Maine, where she earned a bachelor of arts in sociology in 1972. Szostak lives in Providence with her husband, Michael, and two daughters.

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Belo Elects New Director
September 24, 2004
Page Two

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,800 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances, and a broad range of Internet-based products. Additional information, including earnings releases, is available online at www.belo.com. For more information contact Scott Baradell, Belo’s vice president/Corporate Communications, at 214.977.2067.